EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Orange County Bancorp, Inc. of our report dated March 24, 2023, relating to the consolidated financial statements of Orange County Bancorp, Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey
August 4, 2023